SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 2, 2001

SED INTERNATIONAL HOLDINGS, INC.

(Exact name of Registrant as specified in charter)

Georgia 0-16345 22-2715444

(State of other jurisdiction (Commission (I.R.S. Employer

of incorporation) File Number) Identification No.)

4916 North Royal Atlanta Drive

Tucker, Georgia 30085

(Address of principal executive offices including zip code)

________________________________

Registrant's telephone number, including area code: (770-491-8962)

________________________________

NOT APPLICABLE

(Former name, former address and former fiscal year if changed since last report)

Item 5. Other Events.

The Registrant, SED International Holdings, Inc. (the "Company"), announced that it made an offer to approximately 76 employees of the Company to exchange stock options they previously received in the Company's 1991 Stock Option Plan (the "Eligible Options") for awards of restricted common stock under the Company's 1997 and 1999 Stock Option Plans (the "Exchange"). The Company's common stock is traded on the NASDAQ National Market System and it has a par value of $.01 per share (the "Common Stock"). As of February 28, 2001, the Company's common stock closed at $1.094 per share. The offer was for the exchange of an award of one share of restricted common stock for options to purchase five shares of common stock. The shares of restricted common stock awarded by the Company under the Exchange will vest one-third on each of the first, second and third annual anniversary dates of February 28, 2001, the date upon which the Exchange closed (the "Exchange Date"). A similar exchange offer was made to non-employee Directors for options they received in the Company's Director Plans and the 1999 Stock Option Plan. Restricted common stock awarded to non-employee Directors will vest immediately.

The purpose of the Exchange is to:

- provide retention and performance incentives for employees;

- better align the interests of employees with those of the stockholders; and

- provide for the return of shares subject to surrendered options to the 1991 Plan for use in future employee incentive programs.

Employees who held options in the 1991 Stock Option Plan could exchange all or part of the Eligible Options they held. If the employee chose to accept the offer under the exchange for all his options, such employee was then allowed to extend the Exchange offer to options he held under the Company's other Stock Option Plans. In general, if the employment of an employee who participated in the Exchange is terminated prior to the vesting of all the shares of restricted common stock received in the Exchange, the employee shall forfeit the unvested shares of restricted common stock. All the shares of restricted common stock shall vest immediately upon the employee's death or disability or where there is a change in control of the Company, as defined in the Plan.

Sixty (60) employees and two (2) Directors chose to participate in the Exchange, and based on the five-for-one exchange ratio described above, 2,039,778 options were exchanged for awards of 407,956 shares of restricted common stock. The exchanged options had an exercise price from $2.625 to $5.0625, and the average exercise price for the exchanged options was $4.39. The total valuation placed on the awards issued was approximately $446,000, based on the closing price of the common stock of $1.094 on February 28, 2001. This increased the number of shares outstanding by 5.5%, but it reduced the overhang on the market for the Company's common stock associated with the 2,039,778 exchanged options, equivalent to 27.7% of the Company's currently outstanding shares of common stock, because options for those shares were cancelled and returned to the respective Plans. Options returned to Plans will be available for re-issuance under those Plans.

The non-cash deferred compensation associated with the Exchange will be recognized as an expense by the Company, and the amount of the expense is primarily dependent upon the share price of the Common Stock on the Exchange Date and the number of Eligible Options that were exchanged. Based on the Eligible Options exchanged and the price of the Common Stock on the Exchange Date of $1.094 per share, the Exchange resulted in an aggregate of approximately $413,000 non-cash deferred compensation that will be recognized by the Company on a pre-tax basis. The non-cash deferred compensation will be recognized over the three-year vesting schedule of the restricted common stock to be issued in the Exchange. The immediate vesting of the Directors' restricted common stock resulted in an expense of $33,000, which will be recognized in the quarter ending March 31, 2001. The non-cash deferred compensation will reduce the Company's net income and may result in a decrease of the market price of the Common Stock. The compensation expense will be unaffected by future changes in the price of the Common Stock. Implementing the Exchange may restrict the Company's ability to engage in any pooling-of-interests mergers for a future period. The Company has no present intent to enter into any pooling-of-interests mergers.

The Eligible Options were not included as outstanding shares in the calculation of diluted earnings per share as of June 30, 2000, or as of December 31, 2000, because all of the Eligible Options have exercise prices in excess of the current fair market value of the Common Stock as of those dates. After completion of the Exchange, the dilutive effect of all issued and outstanding shares of restricted common stock will be included in the calculation of diluted earnings per share, regardless of whether vested. The Exchange may likely decrease the Company's diluted earnings per share, at least in the short-term, and may result in a corresponding decrease in the market price of the Common Stock.

The assumptions, expectations and forecasts contained herein regarding the Company, and the potential effect of the Exchange upon the Company and its results of operation constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that could cause actual results to differ materially, including the effect of the Exchange on the trading price of the Common Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2001 SED INTERNATIONAL HOLDINGS, INC.

By: /s/ Larry G. Ayers, Vice President-Finance, Chief Financial Officer, Secretary and Director